As filed with the Securities and Exchange Commission on June 21, 2022

Registration No. 333-257610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 Reservoir Media, Inc.

 Exact name of registrant as specified in its charter)

Delaware	7900	83-3584204
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

75 Varick Street, 9th Floor

New York, New York 10013

(212) 675-0541

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Golnar Khosrowshahi

Chief Executive Officer

c/o Reservoir Media, Inc.

75 Varick Street, 9th Floor

New York, New York 10013

(212) 675-0541

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Tel: (212) 373-3000

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

This post-effective registration statement amends registration statement number 333-259336.

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

ADDITION OF EXHIBIT

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333- 257610) is being filed to include as an exhibit Deloitte & Touche LLP’s consent to the use of its report dated June 21, 2022, with respect to the consolidated financial statements of Reservoir Media, Inc. and its subsidiaries included in the Prospectus Supplement No. 12 dated June 21, 2022 filed pursuant to Rule 424(b)(3).

Item 16.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., Roth CH II Merger Sub Corp. and Reservoir Holdings, Inc. (incorporated by reference to Exhibit 2.1 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
3.1	Amended and Restated Certificate of Incorporation of Roth CH Acquisition II Co. (incorporated by reference to Exhibit 3.1 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).
3.2	Bylaws of Roth CH Acquisition II Co. (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1 filed with the SEC on November 24, 2020).
3.3*	Form of the Second Amended and Restated Certificate of Incorporation of Reservoir Media, Inc. to be effective upon the consummation of the Business Combination.
3.4*	Form of the Amended and Restated Bylaws of Reservoir Media, Inc. to be effective upon the consummation of the Business Combination.
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on December 7, 2020).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on December 7, 2020).
4.3	Warrant Agreement, dated as of December 10, 2020, by and between Continental Stock Transfer & Trust Company and Roth CH Acquisition II Co. (incorporated by reference to Exhibit 4.1 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).
4.4	Stockholders Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., Reservoir Holdings, Inc. and CHLM Sponsor-1 LLC (incorporated by reference to Exhibit 10.5 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
4.5	Lockup Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co. and Reservoir Holdings, Inc.’s executive officers and securityholders (incorporated by reference to Exhibit 10.2 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
5.1*	Opinion of Loeb & Loeb LLP.
10.1	Letter Agreements, dated December 10, 2020, by and among Roth CH Acquisition II Co., Roth Capital Partners, LLC, Craig-Hallum Capital Group LLC and Roth CH Acquisition II Co.’s executive officers, directors and securityholders (incorporated by reference to Exhibit 10.1 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).
10.2	Investment Management Trust Agreement, dated as of December 10, 2020, by and between Continental Stock Transfer & Trust Company, as trustee, and Roth CH Acquisition II Co. (incorporated by reference to Exhibit 10.2 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).
10.3	Stock Escrow Agreement, dated as of December 10, 2020, by and among Roth CH Acquisition II Co., Continental Stock Transfer & Trust Company, as escrow agent, and the initial securityholders of Roth CH Acquisition II Co. (incorporated by reference to Exhibit 10.3 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).

Exhibit
Number	Description of Exhibit
10.4	Subscription Agreement, dated as of December 10, 2020, by Roth CH Acquisition II Co.’s executive officers, directors and securityholders, as accepted and agreed by Roth CH Acquisition II Co. (incorporated by reference to Exhibit 10.6 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).
10.5	Amended and Restated Registration Rights Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., Roth CH Acquisition II Co.’s executive officers, directors and securityholders and Reservoir Holdings, Inc.’s securityholders (incorporated by reference to Exhibit 10.6 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
10.6	Indemnity Agreements, dated as of December 10, 2020, by and among Roth CH Acquisition II Co. and Roth CH Acquisition II Co.’s executive officers and directors (incorporated by reference to Exhibit 10.5 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on December 16, 2020).
10.7	Acquiror Support Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., Reservoir Holdings, Inc. and Roth CH Acquisition II Co.’s executive officers, directors and securityholders (incorporated by reference to Exhibit 10.1 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
10.8	Form of Subscription Agreement, dated as of April 14, 2021, entered into by Roth CH Acquisition II Co. in connection with the PIPE Investment (incorporated by reference to Exhibit 10.3 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
10.9	Form of Registration Rights Agreement, dated as of April 14, 2021, entered into by Roth CH Acquisition II Co. in connection with the PIPE Investment (incorporated by reference to Exhibit 10.4 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
10.10	Commitment Letter, dated April 14, 2021, by Truist Bank and Truist Securities, Inc., as accepted and agreed by Reservoir Media Management, Inc. (incorporated by reference to Exhibit 10.7 to Roth CH Acquisition II Co.’s Current Report on Form 8-K filed with the SEC on April 15, 2021).
10.11*	Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
10.12*	Letter of Employment, dated April 1, 2021, by and between Reservoir Media Management, Inc. and Golnar Khosrowshahi.
10.13*	Amended and Restated Letter of Employment, dated April 1, 2021, by and between Reservoir Media Management, Inc. and Rell Lafargue.
10.14*	Amended Letter of Employment, dated April 1, 2021, by and between Reservoir Media Management, Inc. and Jim Heindlmeyer.
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Marcum LLP.
23.2**	Consent of Deloitte & Touche LLP.
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature pages to this Post-Effective Amendment No. 1 to Registration Statement).
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.
*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on June 21, 2022.

RESERVOIR MEDIA, INC.

By:	/s/ Golnar Khosrowshahi
Name:	Golnar Khosrowshahi
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Golnar Khosrowshahi and Jim Heindlmeyer, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Golnar Khosrowshahi Golnar Khosrowshahi	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2022

/s/ Jim Heindlmeyer Jim Heindlmeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2022

/s/ Rell Lafargue Rell Lafargue	President Chief Operating Officer and Director	June 21, 2022

/s/ Stephen M. Cook Stephen M. Cook	Director	June 21, 2022

/s/ Helima Croft Helima Croft	Director	June 21, 2022

/s/ Ezra S. Field Ezra S. Field	Chair of the Board of Director	June 21, 2022

/s/ Neil de Gelder Neil de Gelder	Director	June 21, 2022

/s/ Jennifer G. Koss Jennifer G. Koss	Director	June 21, 2022

/s/ Adam Rothstein Adam Rothstein	Director	June 21, 2022

/s/ Ryan P. Taylor Ryan P. Taylor	Director	June 21, 2022